Exhibit 10.13

PAYPAL HOLDINGS, INC.

2015 EQUITY INCENTIVE AWARD PLAN

ELECTING DIRECTOR QUARTERLY AWARD AGREEMENT

This award agreement (this “Award Agreement”) sets forth the terms and conditions of an award (this “Award”) of deferred stock units (“DSUs”) granted to you under the PayPal Holdings, Inc. 2015 Equity Incentive Award Plan, as amended from time to time (the “Plan”), and pursuant to your election to defer your annual retainer for your service on the Board.

1. The Plan. This Award is made pursuant to the Plan, the terms of which are incorporated in this Award Agreement. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan.

2. Award. The number of DSUs subject to this Award is set forth at the end of this Award Agreement. Each DSU constitutes an unfunded and unsecured promise of PayPal Holdings, Inc. (the “Company”) to deliver (or cause to be delivered) to you, subject to the terms of this Award Agreement, one share of Stock (the “Share” or the “Shares” as the context requires) as soon as practicable but in no case more than 10 days following the Delivery Date as provided herein. You shall also be entitled to receive an amount in cash equal to the sum of any regular cash dividends declared on the Shares for which the record date occurred after the date of grant and prior to the issuance or delivery of the Shares upon or after the Delivery Date (the “dividend equivalent rights”). Except as otherwise provided herein, until the Shares are issued or transferred to you, you have only the rights of a general unsecured creditor, and no rights as a stockholder, of the Company. THIS AWARD IS SUBJECT TO ALL TERMS, CONDITIONS AND PROVISIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN PARAGRAPH 16.

3. Vesting. You shall be vested in 100% of the DSUs on the Date of Grant specified at the end of this Award Agreement.

4. DSU Account. A bookkeeping account will be established for you which shall be credited with all DSUs and any dividend equivalent rights that have been granted to you.

5. Delivery of Shares/DSU Payments.

(a) Except as provided in this Paragraph 5 and in Paragraphs 6, 8, 9 and 10, the Shares underlying the DSUs and any dividend equivalent rights corresponding to the DSUs shall be delivered as soon as practicable but in no case more than 10 days following the Delivery Date specified at the end of this Award Agreement. Notwithstanding the foregoing, if the Delivery Date occurs at a time when you are considered by the Company to be one of the Company’s “specified employees” within the meaning of Section 409A(a)(2)(B) of the Code and applicable Treasury regulations and guidance issued from time to time thereunder (including, without limitation, any regulations and guidance setting forth the time period with respect to which the determination whether you are a “specified employee” must be made), then the delivery of the Shares automatically shall be deferred until six months after you have separated from service, within the meaning of Section 409A of the Code, or, if earlier, the date of your death. Such deferral shall not affect the number of Shares to be delivered.

(b) Notwithstanding the foregoing, all DSUs and any dividend equivalent rights shall become payable immediately upon a Change in Control, as defined in the Plan; provided, however, that in no event will a “Change in Control” be deemed to have occurred for purposes of this Award Agreement if such event would not constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company for purposes of Section 409A of the Code and applicable Treasury regulations and guidance issued from time to time thereunder.

6. Disability and Death.

(a) Notwithstanding any other provision of this Award Agreement, if your service with the Company is terminated by reason of disability (as defined in Section 409A(a)(2)(C) of the Code and as determined by the Committee), Shares corresponding to your outstanding DSUs and any dividend equivalent rights shall be delivered to you as soon as practicable after the date of your separation from service.

(b) In the event of your death, Shares corresponding to your outstanding DSUs and any dividend equivalent rights shall be delivered to the representative of your estate as soon as practicable after the date of death and after such documentation as may be requested by the Committee is provided to the Committee.

7. Non-transferability. Except as otherwise may be provided by the Committee, the limitations set forth in Section 10.4 of the Plan shall apply. Any assignment in violation of the provisions of this Paragraph 7 shall be null and void.

8. Withholding, Consents and Legends.

(a) The delivery of Shares is conditioned on your satisfaction of any applicable withholding taxes, to the extent applicable (in accordance with Section 16.3 of the Plan).

(b) Your rights in respect of your DSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable.

(c) The Company may affix to certificates representing Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under a separate agreement with the Company). The Company may advise the transfer agent to place a stop transfer order against any legended Shares.

9. Right of Offset. The Company shall have the right to offset against the obligation to deliver Shares under this Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, or amounts repayable to the Company pursuant to other director programs) you then owe to the Company and any amounts the Committee otherwise deems appropriate.

10. Award Subject to Clawback. The Award, Shares, other securities, other awards or other property delivered pursuant to the Award are subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

11. No Rights to Continued Service. Nothing in this Award Agreement or the Plan shall be construed as giving you any right to continued service with the Company or affect any right that the Company may have to terminate your service with the Company or alter the terms and conditions of your service.

12. Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon, and shall inure to the benefit of, the Company and its successors and assigns.

13. Committee Discretion. The Committee shall have full discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.

14. Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement; provided, that no such amendment shall materially adversely affect your rights and obligations under this Award Agreement without your consent, except that the Committee reserves the right to accelerate the delivery of the Shares and in its discretion provide that such Shares may not be transferable until the Delivery Date on which such Shares otherwise would have been delivered (and that in respect of such Shares you will remain obligated to return the Shares and any dividend equivalents to the Company in the circumstances under which the Shares would not have been delivered pursuant to Paragraphs 4, 5 or 10); provided further, that, such acceleration of delivery of Shares shall not occur if such acceleration would cause the holder of an Award to be subject to an excise tax under Section 409A of the Code. Any amendment of this Award Agreement shall be in writing signed by an authorized member of the Committee or a person or persons designated by the Committee.

15. Adjustment. The number of DSUs and the number and kind of Shares subject to this Award Agreement shall be adjusted in accordance with Section 12.1 of the Plan.

16. Arbitration; Choice of Forum.

(a) Any dispute, controversy or claim between the Company and you, arising out of or relating to or concerning the Plan or this Award Agreement, shall be finally settled by arbitration in San Jose, California before, and in accordance with the rules then in effect of, the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA. Prior to arbitration, all claims maintained by you must first be submitted to the Committee in accordance with claims procedures determined by the Committee. This Paragraph is subject to the provisions of Paragraphs 16(b) and (c) below.

(b) THE COMPANY AND YOU HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE CITY OF SAN JOSE, CALIFORNIA OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN OR THIS AWARD AGREEMENT THAT IS NOT OTHERWISE ARBITRATED

OR RESOLVED ACCORDING TO PARAGRAPH 16(a) OF THIS AWARD AGREEMENT. This includes any suit, action or proceeding to compel arbitration or to enforce an arbitration award. The Company and you acknowledge that the forum designated by this Paragraph 16(b) has a reasonable relation to the Plan, this Award Agreement, and to your relationship with the Company. Notwithstanding the foregoing, nothing herein shall preclude the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of this Paragraph 16.

(c) The agreement by you and the Company as to forum is independent of the law that may be applied in the action, and you and the Company agree to such forum even if the forum may under applicable law choose to apply non-forum law. You and the Company hereby waive, to the fullest extent permitted by applicable law, any objection which you or the Company now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Paragraph 16(b). You and the Company undertake not to commence any action, suit or proceeding arising out of or relating to or concerning this Award Agreement in any forum other than a forum described in this Paragraph 16. You and (subject to the last sentence of Paragraph 16(b)) the Company agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon you and the Company.

(d) You irrevocably appoint the Secretary of the Company as your agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning this Award Agreement which is not arbitrated pursuant to the provisions of Paragraph 16(a), who shall promptly advise you of any such service of process.

(e) You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Paragraph 16, except that you may disclose information concerning such dispute to the arbitrator or court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

17. Section 409A. This Award Agreement and the DSUs are intended to comply with Section 409A of the Code and the Treasury Regulations thereunder (“Section 409A”) and shall be interpreted in a manner consistent with that intention, to the extent you are or become subject to U.S. federal income taxation. Notwithstanding any other provisions of this Award Agreement, the Company reserves the right, to the extent the Company deems necessary or advisable, if you are or become subject to U.S. federal income taxation, and without any obligation to do so or to indemnify you for any failure to do so, to unilaterally amend the Plan and/or this Award Agreement to ensure that all DSUs are awarded in a manner that qualifies for exemption from or complies with Section 409A, provided, however, that the Company makes no representation that the DSUs will comply with or be exempt from Section 409A and makes no undertaking to preclude Section 409A from applying to the DSUs.

18. Governing Law. THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

19. Headings. The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

IN WITNESS WHEREOF, PayPal Holdings, Inc. has caused this Award Agreement to be duly executed and delivered as of the Date of Grant.

PayPal Holdings, Inc.

By:
	Name:	[ • ]
	Title:	[ • ]

Recipient:

Number of DSUs:

Date of Grant:

Delivery Date:	Termination of Service as a Director of the Company for any reason.
Also, I understand that DSUs may be delivered to me at such other time as provided pursuant to the terms of the Plan and this Agreement.

I have read the Plan and this Award Agreement and I agree to these terms.

Participant Signature

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